Polaris Industries Inc. Purchases Additional KTM Shares from Institutional Investor; Maintains Interest in KTM at 24.9%.

MINNEAPOLIS—(BUSINESS WIRE)—September 7, 2005—Polaris Industries Inc. (NYSE:PII)(PSE:PII) announced today that it has purchased additional shares in Austrian motorcycle manufacturer KTM Power Sports AG through its Austrian subsidiary from an institutional investor in connection with a recently completed capital increase by KTM.

“We had anticipated this transaction when we initially purchased shares of KTM in August. KTM recently increased its outstanding capital stock as part of a transaction that resulted in it acquiring the interests of a minority shareholder in one of its subsidiaries. The purpose of the additional share purchase announced today is to maintain Polaris’ 24.9% interest in the capital stock of KTM,” stated Polaris Chief Financial Officer Mike Malone.

KTM Power Sports AG (formerly known as Cross Holding AG and currently publicly traded on the Vienna Stock Exchange under the symbol KTM) owns and controls KTM Sportmotorcycle AG, a leading European manufacturer of motorcycles. Under the terms of a share purchase agreement with an institutional investor, Polaris, through its Austrian subsidiary, purchased an additional 148,160 shares of the outstanding capital stock of KTM Power Sports AG for approximately Euros 5.9 million or approximately $7.3 million, bringing Polaris’ aggregate investment in KTM to approximately Euros 68.5 million or approximately $82.8 million. Polaris’ investment in KTM Power Sports AG is expected to be neutral to Polaris’ calendar year 2005 consolidated earnings per share and somewhat accretive for the full year 2006. Purchases of KTM stock were financed from borrowings under Polaris’ existing bank line of credit arrangement.

As previously reported, Polaris and KTM Power Sports AG’s largest shareholder, Cross Industries AG (“Cross”), have entered into option agreements which, under certain conditions in 2007, either Cross may purchase Polaris’ interest in KTM Power Sports AG or, alternatively, Polaris may become the majority shareholder of KTM Power Sports AG. In the latter case, the majority of the purchase price to Cross will be settled in Polaris shares and Cross will become a significant shareholder in the combined Polaris/KTM organization. Cross’ principal shareholders are KTM CEO Stefan Pierer and KTM CFO Rudolf Knünz. The exercise price under both option arrangements are based on market-based, predetermined pricing formulas to be derived from operating results of both companies in 2007.

About Polaris

Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII”, and the Company is included in the S&P Small-Cap 600 stock price index.

About KTM

KTM Sportmotorcycle AG designs, engineers, manufactures and markets off-road and on-road motorcycles and related parts, garments and accessories with annual sales of Euros 402 million in 2004. The product portfolio consists of over 23 different off-road and on-road motorcycles ranging in engine size from 50cc to 990cc.

KTM is best known for it racing heritage. KTM has won 106 World Championship Titles, 10 in 2004 alone. The Company employs approximately 1,500 employees and assembles its engines and motorcycles in Mattighofen, Austria. Additionally, the Company manufactures exhaust systems, frames, shocks and spoke wheels. KTM sells its motorcycles through a network of over 1,400 independent dealers and approximately 50 distributors worldwide with Europe being its strongest market. Information about the complete line of KTM products, apparel and vehicle accessories is available from authorized KTM dealers or from the KTM homepage at www.ktm.com.

KTM Power Sports AG, formerly known as Cross Holding AG, is traded on the Vienna stock exchange under the symbol KTM (formerly traded under the symbol CRO). Additional information on KTM Power Sports AG can be found at www.cross-ag.com, which is in the process of being changed to www.ktm.com/investor relations.

Except for historical information contained herein, certain matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; benefits from the KTM relationship; environmental and product safety regulatory activity; effects of weather; higher commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

CONTACT: Polaris Industries Inc., Minneapolis
Public Relations:
Marlys Knutson, 763-542-0533
or
Investor Relations:
Richard Edwards, 763-513-3477
SOURCE: Polaris Industries Inc.